Exhibit 10.3

AVAYA INC. DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2005

Preamble

The Avaya Inc. Deferred Compensation Plan is intended to constitute an unfunded, deferred compensation plan maintained primarily for a select group of management or highly compensated employees and for members of the Board of Directors who are not employees of the Company.  The purpose of the Plan is to provide a means by which eligible employees and non-employee Directors may defer the receipt of certain forms of compensation while at the same time giving the Company the present use of the compensation so deferred.  The Plan is intended to be an employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.  The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Benefits under the Plan are paid directly by the Company out of its general assets when due.  The Plan was originally effective as of October 1, 2000, and is a successor plan to the Lucent Technologies Inc. (“Lucent”) Deferred Compensation Plan for the benefit of Eligible Members whose employment was transferred from Lucent to the Company in connection with the spinoff of the Company from Lucent, and for non-employee Directors of the Company who were non-employee directors of Lucent prior to the spinoff of the Company.  The Plan is hereby amended and restated effective January 1, 2005 to comply with Code Section 409A as enacted by the American Jobs Protection Act of 2004.  The Plan, as amended and restated herein, shall apply to amounts deferred after December 31, 2004.  Amounts deferred before January 1, 2005, shall be governed by the Plan document in effect on December 31, 2004.

Section 1.              Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Account” shall mean, for each Participant, such Participant’s Deferred Cash Equivalent Account and Deferred Share Equivalent Account.

(b) “Administrator” shall mean the Senior Vice President of Human Resources of the Company.

(c) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(d) “Beneficiary” shall mean the individual or individuals designated by the Participant pursuant to Section 4(g) to receive amounts credited to his or her Account at death.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Corporate Governance and Compensation Committee of the Board (or any successor committee).

(h) “Company” shall mean Avaya Inc.

(i) “Deferral Election” shall mean a written election, in a form prescribed by the Administrator, to defer receipt of Incentive Awards or Retainer Payments otherwise payable to a Participant.

(j) “Deferred Cash Equivalent Account” shall mean a book-entry account in the name of a Participant maintained in the Company’s records with entries denominated in dollars.

(k) “Deferred Share Equivalent Account” shall mean a book-entry account in the name of a Participant maintained in the Company’s records with entries denominated in Share equivalents.

(l) “Director” shall mean any non-employee member of the Board.

(m) “Disability” shall mean a medically determinable physical or mental impairment of the Participant which can be ex pected to result in death or to last for a continuous period of not less than twelve months, and for which the Participant is receiving income replacement benefits for a period of at least three months under Avaya Inc. Long-Term Disability Plan for Salaried Employees.

(n) “Distribution Change in Control” shall mean the change in ownership of the Company, the change in effective control of the Company, or the change in ownership of a substantial portion of the Company, as described below.

(1)           Change in Ownership of the Company.  Any one Person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50%  of the total fair market value or total voting power of the stock of the Company.  Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Control.

(2)           Change in Effective Control of the Company.

(A)          any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such

Person or Persons) ownership of stock of the Company possessing 30%  or more of the total voting power of the stock of the Company; or

(B)           a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(C)           Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a Change in Control.

(3)           Change in Ownership of a Substantial Portion of the Company’s Assets.  Any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this paragraph, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a transfer of assets by the Company is not treated as a Change in Control if the assets are transferred to:

(A)          a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)           an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)           a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)          an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company.

(4)           “Person” and “Acting as a Group”.  For purposes of this Section/(m):

(A)          “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(B)           Persons will be considered to be “Acting as a Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company.  If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be Acting as a Group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Notwithstanding the foregoing, Persons will not be considered to be Acting as a Group solely because they purchase or own stock or assets of the same corporation at the same time, or as a result of the same public offering.

(o) “Distribution Events” shall mean the events designated by a Participant pursuant to Section 4(a).

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Eligible Member” shall mean an Officer, a Director, Other Participant or another person or group of employees who is designated by the Administrator as an Eligible Member.

(r) Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from a sudden or unexpected illness or accident of a Participant or his or her dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that constitute an Unforeseeable Emergency within the meaning of Code Section 409A.

(s) “Incentive Award” shall mean amounts payable in any form other than cash under the Short Term Plan, any other bonus payment, performance award, stock unit award or other award under any of the Other Avaya Plans (other than options), and any dividend equivalent payment under the Other Avaya Plans.

(t) “NYSE” shall mean the New York Stock Exchange, Inc.

(u) “Officer” shall mean the Chief Executive Officer and any Senior Vice President or Group Vice President of the Company.

(v) “Other Avaya Plans” shall mean the Avaya Inc. Long Term Incentive Plan for Management Employees and the Avaya Inc. 2004 Long Term Incentive Plan, as those plans may be amended from time to time, and shall include any successor plans to the Other Avaya Plans.

(w) “Other Participant” shall mean any employee of the Company or any of its Affiliates, but only if the Administrator determines that such employee shall be eligible to participate in the Plan.

(x) “Participant” shall mean an Eligible Member who delivers a Deferral Election to the Company. A person shall not cease being a Participant if the person ceases being an Eligible Member, if the person has an Account with a positive balance.

(y) “Participating Company” shall mean the Company and any of its Affiliates.

(z) “Payment Election” shall mean a Participant’s election pursuant to Section 4(a).

(aa)    “Performance Based Compensation” shall mean as defined in Regulation Section 1.409A-1(e).

(bb)   “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(cc)    “Plan” shall mean this Avaya Inc. Deferred Compensation Plan.

(dd)   “Plan Year” shall mean each twelve (12) consecutive month period commencing January 1 and ending on December 31 of the same calendar year.

(ee)    “Potential Change in Control” shall mean:

(1)           the commencement of a tender or exchange offer by any third Person which, if consummated, would result in a Change in Control;

(2)           the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change in Control;

(3)           the public announcement by any Person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control other than through a contested election for directors of the Company; or

(4)           the adoption by the Board, as a result of other circumstances, including, without limitation, circumstances similar or related to the foregoing, of a resolution to the effect that a Potential Change in Control has occurred.

A Potential Change in Control shall be deemed to be pending until the earliest of (i) the second anniversary thereof, (ii) the occurrence of a Change in Control and (iii) the occurrence of a subsequent Potential Change in Control.

(ff)     “Retainer Payments” shall mean any amounts payable to a Director for service as a Director.

(gg)   “Separation from Service” shall mean for a Participant who is an Employee, that he or she ceases to perform services for the Company and all Affiliates of the Company, or such services decrease to a level that is 20 percent or less than the average level of services performed by the Participant over the immediately preceding 36-month period.  However, temporary absence from employment because of vacation or approved leaves of absences, and transfers of employment among the Company and its Affiliates shall not be considered a Separation from Service or an interruption of employment.  Separation from Service shall mean for a Participant who is a Director that he or she has ceased to be a Director.

(hh)   “Shares” shall mean the shares of common stock, $.01 par value, of the Company.

(ii)      “Short Term Plan” shall mean the Avaya Short Term Incentive Plan.

(jj)      “Vesting Change in Control” shall mean the happening of any of the following events:

(1)           An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following:  (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,  (2) any acquisition by the Company,  (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 1(f); or

(2)           A change in the composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(3)           The approval by the shareowners of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareowners, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common

Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(4)           The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

Section 2.              Deferral Elections.

(a)   Delivery and Effectiveness of Deferral Elections.

(i)            A Participant may elect to defer receipt of any non-Performance Based Incentive Award with a performance period of at least 13 months by delivering a Deferral Election to the Administrator not later than the 30th day following the date the Incentive Award is granted.
(ii)           A Participant may elect to defer receipt of any Performance Based Incentive Award by delivering a Deferral Election to the Administrator not later than six months before the end of the performance period to which such Incentive Award relates, provided, however, that the amount payable under the Performance Based Incentive Award is not readily ascertainable when such Deferral Election is made.
(iii)          A Participant may elect to defer receipt of a Retainer Payment by delivering a Deferral Election to the Administrator not later than the December 31st preceding the calendar year in which the Retainer Payment is earned.  A Director’s Deferral Election may relate to all or part of the Retainer Payments otherwise payable to the Director. Notwithstanding the foregoing, a newly-elected Director may deliver a Deferral Election to the Administrator within 30 days after his or her election to the

Board of Directors, which Deferral Election shall be effective for all Retainer Payments relating to services after the date on which the Deferral Election is delivered to the Administrator.

(b)   Contents of Deferral Elections. Each Deferral Election shall specify the types of compensation covered by such Deferral Election, the effective date of the Deferral Election and shall contain the Participant’s elections under Section 4(a).

(c)   Modification and Renewal of Deferral Elections. After the date specified in Section 2(a), a Deferral Election shall remain effective until the Participant terminates or modifies such election by written notice to the Administrator. Any such termination or modification shall become effective immediately following the end of the calendar year in which such notice is given. A Participant who has terminated a Deferral Election may, so long as such Participant remains an Eligible Member thereafter file a new Deferral Election in accordance with Section 2(a).

Section 3.              Participant Accounts.

(a)   Deferred Cash Equivalent Account. (i) The portion of a Director’s Retainer Payment deferred under Section 2 that the Participant elects to have credited to the Deferred Cash Equivalent Account shall be credited to that account.

(ii)           Amounts credited to the Participant’s Deferred Cash Equivalent Account shall bear interest as is determined, from time to time, by the Board.  Such rate may be applied by the Board to a Participant’s existing balance in a Deferred Cash Equivalent Account or to amounts subsequently credited to such Participant’s Account.  The determination of the applicable interest rate by the Board pursuant to this Section 3 shall be within its sole discretion and its decision shall be conclusive, final and binding upon all parties concerned. Interest shall accrue from the date the Retainer Payment would otherwise have been paid to the Participant. Interest shall be credited to Deferred Cash Equivalent Accounts at the end of each fiscal quarter of the Company.

(b)   Deferred Share Equivalent Account.  (i)  The following amounts deferred under Section 2 shall be credited to a Participant’s Deferred Share Equivalent Account:

(A)          Incentive Awards;

(B)           that portion of a Director’s Retainer Payment that would have been paid in Company stock if the Participant had not made a deferral election pursuant to Section 2; and

(C)           that portion of a Director’s Retainer Payment that the Participant elects to have credited to such account.

(ii)           Cash amounts credited to a Participant’s Deferred Share Equivalent Account shall be converted to the number of Share equivalents determined by dividing such cash amount by the Conversion Price. In addition, the Participant’s

Deferred Share Equivalent Account shall be credited on each dividend payment date for Shares, with an amount equal to the number of Shares that could be purchased at the Conversion Price with dividends that would have been payable on the number of Shares equal to the number of Share equivalents in the Participant’s Deferred Share Equivalent Account on the record date for such dividend.  “Conversion Price” means the average of the daily high and low sale prices of Shares on the NYSE for the period of five trading days ending on the date such amount otherwise would have been paid to the Participant or, in the case of a dividend equivalent, on the dividend payment date, or the period of five trading days immediately preceding such applicable date if the NYSE is closed on such applicable date.

(ii)           In the event of any change in outstanding Shares by reason of any stock dividend or stock split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Board shall make such adjustments, if any, that it deems appropriate in the number of Share equivalents then credited to Participants’ Deferred Share Equivalent Accounts. Any and all such adjustments shall be within the sole discretion of the Board and its decision in regard to such adjustments shall be conclusive, final and binding upon all parties concerned.

Section 4.              Payments.

(a)   Payment Election.  When a Participant makes a Deferral Election, he or she shall also elect applicable Distributions Events and the payment form for each such Distribution Event.

(b)   Distribution Events. As elected by the Participant, the distribution of a Participant’s Account shall commence on the first day of the calendar quarter next following the month in which the earlier of the following distribution dates occur:

(i)            The date the Participant attains the age specified in his election, which age shall not be earlier than 55 or later than 70;
(ii)           The date of the Participant’s Separation from Service;
(iii)          The date of the Participant’s termination of service as a member of the Board;
(iv)          The date of the Participant’s Disability; and
(v)           The date of the Participant’s death.

Notwithstanding the foregoing, any distribution under the Plan to a Participant who is not a Director on account of such Participant’s Separation from Service when the Company is Publicly traded shall be made no earlier than the seventh month after such Separation from Service.

(c)   Payment Options.  (i)      The following payment options are available under the Plan: (A) one lump-sum payment or (B) approximately equal annual installments over a period not exceeding 10 years, provided, however, that the number of annual installments may not extend beyond the life expectancy of the Participant, determined as of the date the first installment is paid.

(ii)           Installment payments after the first installment payment shall be paid on the first day of the applicable calendar quarter in each succeeding calendar year until the entire amount subject to the installment payment option has been paid. Prior to distribution, Accounts shall continue to receive credits under Section 3(a)(ii) and Section 3(b)(ii).

(d)   Form of Distributions.  Amounts credited to a Participant’s Deferred Cash Equivalent Account shall be distributed in cash. Amounts credited to a Participant’s Deferred Share Equivalent Account shall be distributed as Shares, with fractional Shares being paid in cash.

(e)   Unforeseeable Emergency Distributions.  A Participant may request that all or a portion of his or her Account balance be distributed at any time by submitting a written request to the Administrator, provided that the Participant has incurred an Unforeseeable Emergency, and the distribution is necessary to alleviate such Unforeseeable Emergency.  In determining whether the Unforeseeable Emergency distribution request should be approved, the Administrator shall be entitled to rely on the Participant’s representation that the Unforeseeable Emergency cannot be alleviated:

(i)            through reimbursement or compensation by insurance or otherwise;
(ii)           by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; or
(iii)          by cessation of contributions under the Plan and other deferred compensation arrangements.

An Unforeseeable Emergency distribution may not exceed the amount necessary to alleviate such emergency plus taxes attributable to such distribution.  The portion of the Participant’s Account that is not distributed.  Distributions to alleviate an Unforeseeable Emergency will be made as soon as administratively feasible after the Administrator has reviewed and approved the request.

(f)    Beneficiary Designation.  A Participant may deliver a Beneficiary designation to the Administrator designating one or more beneficiaries for amounts credited to his or her Account at death. If a Participant fails to designate such a Beneficiary, or the designated Beneficiary(ies) predecease(s) him or her, payment following the death of the Participant shall be made to the Participant’s surviving spouse or, if there is no surviving spouse, to the Participant’s estate.  A Participant may change his or her designated Beneficiary or Beneficiaries at any time by delivering a new Beneficiary designation to the Administrator.

Section 5.              Change in Control.

Notwithstanding any provision of this Plan to the contrary, a Participant shall be 100 percent vested in his or her Account upon the occurrence of a Vesting Change in Control.  Notwithstanding any Payment Election, the aggregate amount credited to a Participant’s Account shall be paid in one lump-sum payment as soon as practicable following a Distribution Change in Control, but in no event later than 90 days after such Distribution Change in Control.

Section 6.              Administration.

(a)   Administration. The Administrator shall have the authority to administer and to interpret the Plan.

(b)   Responsibilities and Powers of the Administrator. In administering the Plan, the Administrator shall have the following responsibilities:

(1)           To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Administrator hereby or necessary to carry out the provisions hereof;

(2)           To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan;

(3)           To determine in his or her sole discretion the amount of benefits payable to Participants under the Plan.  Any interpretation or determination made by the Plan Administrator pursuant to its discretionary authority shall be final and binding on the Company, any Participant, and any other affected party; and

(4)           To keep all records relating to Participants and such other records as are necessary for proper operation of the Plan.

(c)   Actions of the Administrator. In carrying out the responsibilities set forth in Section 6(b):

(1)           The Administrator may adopt rules and regulations necessary for the administration of the Plan which are consistent with the provisions hereof.

(2)           All acts and decisions of the Administrator shall apply uniformly to all Participants in like circumstances.  Written records shall be kept of all acts and decisions.

(3)           The Administrator may delegate, in writing, any of his or her responsibilities and powers with respect to the Plan to another individual or individuals.

(d)   Professional Assistance.  The Administrator shall have the right to hire, at the expense of the Company, such professional assistants and consultants as he or she, in his or her sole discretion, deems necessary or advisable, including but not limited to accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of his or her duties hereunder.

Section 7.              Miscellaneous.

(a)   Benefits Payable by the Company. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company or, in the case of Share payments, from newly issued Shares, Shares purchased in the market, treasury Shares or otherwise. The Company may, at its option, maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting its obligations. Any such investments shall be assets of the Company subject to the claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to, or interest in any such investments.  Nothing contained in this Section 7(a) shall limit the ability of the Company to pay benefits through one or more grantor trusts as provided in Section 7(b). Participants are general, unsecured creditors of the Company. This Plan constitutes a mere promise to pay benefits in the future.

(b)   Grantor Trusts. (i) The Company shall create a grantor trust or utilize an existing grantor trust to assist it in accumulating the shares of Common Stock and cash needed to fulfill its obligations under this Plan to Directors (including former Directors), to which it shall be obligated to make contributions, no later than the date upon which any Potential Change in Control occurs, of a number of Shares and an amount of cash such that the assets of such trust are sufficient to discharge all of the Company’s obligations under this Plan to Directors (including former Directors) accrued as of the date of the Potential Change in Control. While a Potential Change in Control is pending and after any Vesting Change in Control, the Company shall be obligated to make additional contributions at least once each fiscal quarter to the extent necessary to ensure that the assets of such trust remain sufficient to discharge all such obligations accrued as of the last day of such fiscal quarter.  If a Potential Change in Control occurs but ceases to be pending without the occurrence of a Vesting Change in Control or a subsequent Potential Change in Control then the Company shall be permitted (but not required) to cause the trustee of such trust to distribute any or all of the assets of the Trust to the Company.

(ii)           The Company may create a grantor trust or utilize an existing grantor trust to assist it in accumulating the Shares and cash needed to fulfill its obligations under this Plan to Participants who are not Directors (or former Directors).

The Board shall determine whether it is necessary or desirable to create such a trust and to deposit Shares and cash in such trust to enable the Company to meets its obligations under this Plan and the extent of any such deposit to such trust.
(iii)          Participants shall have no beneficial or other interest in any trust referred to in this Section 7(b) and the assets thereof, and their rights under the Plan shall be as general creditors of the Company, unaffected by the existence of any trust, except that payments to Participants from any such trust shall, to the extent thereof, be treated as satisfying the Company’s obligations under this Plan.

(c)   Obligation for Payment of Benefits. The obligation to make a distribution of amounts credited to a Participant’s Account shall be borne by the Participating Company which otherwise would have paid such amounts currently.  However, the obligation to make a distribution with respect to Accounts which are related to amounts credited under a Predecessor Plan, and with respect to which no Participating Company would otherwise have paid the related award or deferred amount currently, shall be borne by the Participating Company to which the Participant was assigned on October 1, 2000.

(d)   Amendment or Termination. (i) The Board may amend the Plan or terminate the Plan at any time, but such amendment or termination shall not adversely affect the rights of any Participant, without his or her consent, to any benefit under the Plan to which such Participant may have previously become entitled prior to the effective date of such amendment or termination.  Notwithstanding the foregoing, the Board may amend the Plan as necessary to address changes in applicable law in order to assure that amounts contributed to the Plan are not subject to federal income tax before distribution or withdrawal, which amendment may (among other things) limit a Participant’s ability to withdraw amounts previously credited to his or her Account before a Distribution Event and/or limit previously available methods of distribution. The Administrator with the concurrence of the General Counsel of the Company or his or her delegate shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes).  Any amendment to the Plan by the Board shall be made in writing, with or without a meeting, or shall be made in writing by the Administrator, to the extent of the aforementioned authorization.

(ii)           If this Plan is to be terminated and liquidated, all deferred compensation plans of the same type under Regulation Section 1.409A-1(c)(2) must also be terminated and liquidated, and no deferred compensation plan of that same type may be established by the Company for three years following the termination.

(e)   Entire Agreement. This Plan constitutes the entire agreement of the Company with respect to the benefits provided herein and cannot be modified orally or in any writing other than as set forth in Section 7(d).

(f)    Payments to Incompetents. If a Participant entitled to receive any benefits hereunder is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such Participant or to such other legally appointed person as the Administrator may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

(g)   Benefits not Transferable. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process.  In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer, or disposition shall be null and void.

(h)   Tax Withholding. The Company is authorized to withhold from any Account or payment due under the Plan the amount of applicable withholding taxes in respect of such payment or Account and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such federal, state or other governmental entity tax obligation.

(i)    Governing Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Plan, as amended, to be executed this 2nd day of August, 2007.

AVAYA INC.

By:	/s/Michael Harrison
Michael Harrison
Vice President – Total Rewards and HR Services

Attest:	/s/Eric Sherbet
Eric Sherbet
Vice President – Law, Corporate and Securities,
and Corporate Secretary